Exhibit 21.1
Subsidiaries of the Registrant

Subsidiary	Jurisdiction
Cohen & Steers Income Opportunities REIT Operating Partnership, L.P.	Delaware
CNS REIT JV, LLC	Delaware
Cohen & Steers REIT Trading, LLC	Delaware
CNSREIT Power Retail JV, LLC	Delaware
CNSREIT Grocery Retail JV, LLC	Delaware
Core Power, LLC	Delaware
Core Power Holdings, LLC	Delaware
Core Power Acquisitions, LLC	Delaware
Core Power Bridgepointe, LLC	Delaware
Core Power Highland Village, LLC	Delaware
Core Power Pooler, LLC	Delaware
Des Peres Station, LLC	Delaware
Oak Grove Station, LLC	Delaware